Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Aikido Pharma, Inc. (the “Company”) on Amendment No. 1 to Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated January 31, 2020, with respect to our audits of the consolidated financial statements of Aikido Pharma Inc. (formerly known as Spherix Incorporated) as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, appearing in the Annual Report on Form 10-K of Aikido Pharma, Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 26, 2020